Exhibit 10.5

LONG ISLAND ICED TEA CORP.

116 Charlotte Avenue

Hicksville, NY 11801

November 23, 2015

Magnum Vending Corp. &
Philip J. Thomas

45 Herbert Drive

New Hyde Park, NY 11040

Re:          Expense Reimbursement

Ladies and Gentlemen:

Magnum Vending Corp. (“Magnum”) hereby grants Long Island Iced Tea Corp. (the “Company”) the exclusive right to stock the vending machines set forth on Schedule 1 hereto (the “Machines”). In consideration thereof, the Company hereby agrees:

(1)         To make 35 monthly payments to Magnum (the “Financing Payments”), each in an amount equal to the “Payment Amount” set forth in the “Payment Schedule” of that that certain Promissory Note (the “Note”), dated September 8, 2015, made by Magnum in favor of Firestone Financial, LLC (“Firestone”). Such amount will be paid on the tenth day of each month, commencing with the first month following the date hereof.

(2)         To make three monthly payments to Magnum (the “Betson Purchase Payments”), each in an amount equal to (i) $32,176.57, representing the total amount due set forth in the Statement from Betson Enterprises, dated September 30, 2015 (the “Betson Statement”), less the portion of the principal amount of the Note used to finance a portion of such total amount due to Betson Enterprises, divided by (ii) three. Such amount will be paid on the tenth day of each month, commencing with the first month following the date hereof.

(3)         To make 35 monthly payments to Magnum (the “Magnum Purchase Payments,” and together with the Betson Purchase Payments, the “Purchase Payments”), each in an amount equal to (i) the cost of certain of the Machines as set forth in the “Additional Cost” column of Schedule 1 hereto, divided by (ii) 35. Such amount will be paid on the tenth day of each month, commencing with the first month following the date hereof.

(4)         To purchase from Magnum all Coca-Cola products used in the Machines marked as “Coke Lease” in Schedule 1 hereto at a price equal to Magnum’s cost for such products. The Company may submit orders to Magnum from time to time. The Company will pay the total cost of such products purchased on net 30 day payment terms.

Magnum hereby acknowledges and agrees that all payments to be made by the Company hereunder are in an amount equal to costs and expenses incurred by Magnum without any allowance, markup or other margin for profit to Magnum or Mr. Thomas.

Magnum and Mr. Thomas shall (i) pay all principal and interest when due under the Note, (ii) shall pay all other amounts when due under, and shall use commercially reasonable best efforts to comply with all other covenants and other agreements in, the Note, that certain Master Security Agreement (the “Security Agreement”), dated September 8, 2015, by and between Magnum and Firestone, that certain Master Unlimited Guaranty (the “Guaranty,” and collectively with the Security Agreement and the Note, the “Loan Documents”), dated September 8, 2015, made by Mr. Thomas in favor of Firestone, any lease or other agreement by which Magnum holds an interest in the Machines and any purchase order or other agreement with a third party relating to the costs and expenses to be reimbursed hereunder (together with the Loan Documents, the “Underlying Agreements”), (iii) shall not prepay any principal under the Note, (iv) shall not transfer or encumber Magnum’s interest in the Machines, except as contemplated hereby, and (v) shall maintain appropriate and accurate books of account and records relating to the costs and expenses reimbursed hereunder, and such records shall be accessible for inspection by the Company during normal business hours. Magnum and Mr. Thomas hereby represent and warrant to the Company that all representations and warranties made by them in the Underlying Agreements were true and correct as of the respective dates of such documents and will be true and correct as of any future date such representations and warranties are deemed made.

Magnum shall transfer to the Company: (i) on the date that all of the Financing Payments have been made and the Loan Documents have terminated, all right, title and interest in and to the Machines set forth in Schedule A to the Security Agreement, (ii) on the date that all of the Betson Purchase Payments have been made, all right, title and interest in and to the Machines for which the purchase price is included in the Betson Statement (other than those covered by clause (i)), and (iii) on the date that all of the Magnum Purchase Payments have been made, all right, title and interest in and to the Machines for which an “Additional Cost” is specified on Schedule 1 hereto. Magnum shall execute all documents, and take all such other actions, as the Company reasonably deems necessary or appropriate to effectuate the foregoing transfers.

Except in connection with Magnum and Mr. Thomas’ indemnification obligations hereunder, in no event shall either party be liable for consequential, indirect, incidental, special, exemplary, punitive or enhanced damages, lost profits or revenues or diminution in value, including without limitation any costs, expenses, obligations, or other liabilities or damages of or to Magnum or Mr. Thomas under the Underlying Agreements, arising out of, relating to, and/or in connection with any breach of this letter agreement. Magnum shall indemnify the Company and hold it harmless from any claim against the Company made in connection with (i) the breach by either of Magnum or Mr. Thomas of this letter agreement, unless such breach results from the gross negligence or intentional misconduct of the Company, or (ii) the Underlying Agreements or the transactions contemplated thereby. The terms of this paragraph shall survive any termination or expiration of this letter agreement.

Except as expressly set forth herein, and other than the obligations to make the Financing Payments and Purchase Payments that become due and payable prior to the Termination Date (as defined below) and to pay for Coca-Cola products ordered prior to the Termination Date (the “Accrued Payments”), this letter agreement, and all of the parties’ rights and obligations hereunder, including without limitation the Company’s obligation to make the payments specified in paragraphs (1) to (4) above, shall terminate on the earlier of (i) ten days after the Company delivers written notice of termination of this letter agreement to Magnum, and (ii) the date that Magnum and the Company enter into a replacement arrangement, including without limitation any transfer of the Machines to the Company and/or assumption of the indebtedness under the Loan Documents by the Company (such earlier date, the “Termination Date”).

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This letter agreement does not constitute a guaranty or other assurance of payment to third parties of amounts due under the Underlying Agreements. This letter agreement is for the sole benefit of the parties hereto, and nothing herein expressed or implied shall give or be construed to give to Firestone, Betson Enterprises or any other person or entity, other than the parties hereto, any legal or equitable rights hereunder. This letter agreement and the rights and obligations hereunder shall not be assigned or transferred in whole or in part by any party hereto without the prior written consent of the other party. This letter agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns as provided hereunder. This letter agreement constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. This letter agreement will be governed by, and construed under, the laws of the State of New York without regard to the principles of conflicts of law thereunder. This letter agreement may be executed in counterparts, all of which together constitute one and the same instrument. The terms of this paragraph shall survive any termination or expiration of this letter agreement.

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Kindly acknowledge your acceptance of this letter agreement by executing in the space provided below.

Sincerely,

LONG ISLAND ICED TEA CORP.

By:	/s/ James Meehan
James Meehan
Chief Accounting Officer

Acknowledged and agreed:

MAGNUM VENDING CORP.

By:	/s/ Philip Thomas
Name: Philip Thomas
Title: Executive

/s/ Philip Thomas
Philip J. Thomas